                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                  New York State Electric & Gas Corporation
              (Name of Registrant as Specified In Its Charter)

                          R. R. Donnelley Financial
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                   NEW YORK STATE ELECTRIC & GAS CORPORATION
                                ITHACA, NEW YORK

                                 ------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 13, 1994

                                 ------------

To the Holders of Common Stock of
New York State Electric & Gas Corporation:

  You are cordially invited to attend the Annual Meeting of Stockholders of New York State Electric & Gas Corporation which will be held at the Corporation's General Office on Route 13 (Ithaca-Dryden Road) in the Town of Dryden, Tompkins County, New York, on May 13, 1994 at 11:00 A.M. (Eastern Daylight Saving Time). The meeting is being held to elect four directors to serve in Class I for a term expiring at the 1997 Annual Meeting, and for the transaction of any other business properly brought before the meeting or any adjournment thereof.

  Holders of record of Common Stock at the close of business on March 24, 1994 will be entitled to notice of and to vote at the meeting.

  Whether or not you expect to be present at the Annual Meeting, the Board of Directors requests you to mark, sign and date the accompanying form of proxy and return it in the enclosed envelope. The proxy is revocable by you at any time before the exercise thereof, and the giving of such proxy will not affect your right to vote in person, if you attend the Annual Meeting.


                      By Order of the Board of Directors,

                                                 James A. Carrigg
                                                 Chairman, President and
                                                 Chief Executive Officer

                                                 Daniel W. Farley
                                                 Vice President and Secretary

Dated: March 31, 1994

 Please mark, sign and date the enclosed proxy and return it in the envelope enclosed for your convenience.

                                PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 13, 1994

                                 ------------

  This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of New York State Electric & Gas Corporation, to be used at the Annual Meeting of Stockholders of the Corporation to be held on May 13, 1994 at the Corporation's General Office in the Town of Dryden, New York. This statement and the form of proxy were first mailed to holders of Common Stock on or about March 31, 1994. The mailing address of the Corporation's principal executive office is P. O. Box 3607, Binghamton, NY 13902-3607.

ANNUAL REPORT

  An Annual Report to Stockholders for the year ended December 31, 1993, including consolidated financial statements, has been mailed to all stockholders of record. The Annual Report is not a part of this Proxy Statement.

OUTSTANDING VOTING SECURITIES OF THE CORPORATION

  The close of business on March 24, 1994 has been fixed as the date for determining the holders of Common Stock entitled to vote at the meeting.

  As of March 24, 1994, the Corporation had outstanding 70,976,793 shares of Common Stock. Holders of Common Stock have cumulative voting rights for the election of directors and one vote per share for all other purposes. Cumulative voting means that the total number of votes which a stockholder may cast for the election of directors shall equal the number of directors to be elected multiplied by the number of shares held, and the stockholder may cast all of such votes for a single nominee for director or may distribute them among all or several nominees, as the stockholder sees fit.

COMMON STOCK REPRESENTED BY YOUR PROXY

  The proxy represents the number of shares registered in your name as well as the number of whole shares credited to your account under the Corporation's Dividend Reinvestment and Stock Purchase Plan. If you are an employee of the Corporation and participate in the Tax Deferred Savings Plans, the proxy constitutes an instruction for the trustee of such Plans to vote the whole shares in your account in such Plans in the manner specified on the proxy. If you are an employee of the Corporation and participate in the Tax Reduction Act Employee Stock Ownership Plan, the proxy constitutes an instruction to vote all your shares in such Plan, in the manner specified on the proxy.

ELECTION OF DIRECTORS

  The Board of Directors of the Corporation presently consists of eleven directors divided into three classes, as nearly equal in number as possible. One class of directors is elected at each annual meeting of stockholders for a term expiring at the third succeeding annual meeting of stockholders.

  The nominees for election at this Annual Meeting to serve as directors in Class I for a term expiring at the 1997 Annual Meeting of Stockholders and thereafter until their successors shall be elected and shall qualify are:
Everett A. Gilmour, Allen E. Kintigh, Alton G. Marshall, and Robert A. Plane. Everett A. Gilmour, Allen E. Kintigh, Alton G. Marshall, and Robert A. Plane were elected to Class I at the 1991 Annual Meeting of Stockholders for a term expiring at the 1994 Annual Meeting of Stockholders.

  Unless otherwise specified on the proxy, shares represented by proxies in the accompanying form received on behalf of the Board of Directors will be voted for the election of Everett A. Gilmour, Allen E. Kintigh, Alton G. Marshall, and Robert A. Plane. Proxy holders reserve the right to exercise cumulative voting rights and to cast the votes at the meeting in such manner, and for such lesser number of said nominees, as they may deem best, in order, so far as possible, to secure the election of said nominees. While it is not anticipated that any of the nominees will be unable to qualify or accept office, if one or more should be unable to do so, the proxy holders reserve the right to vote for any substitute nominee or nominees designated by the Board of Directors. The four nominees receiving the highest number of affirmative votes cast by stockholders entitled to vote shall be elected to serve as directors in Class
I. Abstentions and broker non-votes are voted neither "for" nor "against," and have no effect on the vote.

  During 1993, there were eleven meetings of the Board of Directors. All of the directors attended 75% or more of the total number of meetings of the Board of Directors and the Committees of the Board on which they served, except for Alton G. Marshall who attended 71% of the meetings of the Board of Directors and the Committees of the Board on which he served.

  The following sets forth information for each nominee for election at this Annual Meeting and for each director continuing in office.

                                  CLASS I
               DIRECTORS NOMINATED FOR TERMS EXPIRING IN 1997


                                                                YEAR FIRST
                     NAME AND AGE                           ELECTED A DIRECTOR
                     ------------                           ------------------
(Photo of            Everett A. Gilmour, 72                        1980
 Everett A.
 Gilmour             Former Chairman of the Board and Chief Executive Officer,
 Appears Here)       The National Bank and Trust Company of Norwich, Norwich,
                     NY. Director of: The National Bank and Trust Company of
                     Norwich, Norwich, NY; N.B.T. Bancorp, Inc., Norwich, NY;
                     Preferred Mutual Insurance Company, New Berlin, NY;
                     Deposit Telephone Company, Deposit, NY; Norwich Aero
                     Products Corporation, Norwich, NY; and Delaware Otsego
                     Corporation, Cooperstown, NY. Prior to April 25, 1989,
                     Mr. Gilmour was Chairman of the Board of The National
                     Bank and Trust Company of Norwich.


                                                                   YEAR FIRST
                                                                    ELECTED A
                     NAME AND AGE                                    DIRECTOR
                     ------------                                  ----------
(Photo of Allen      Allen E. Kintigh, 69                              1987
 E. Kintigh
 Appears Here        Former President and Chief Operating Officer of the
                     Corporation, Binghamton, NY. President, Royal Equipment,
                     Inc., Vestal, NY. Former President and Director of
                     Somerset Railroad Corporation, a wholly-owned subsidiary
                     of the Corporation. Mr. Kintigh was President and Chief
                     Operating Officer of the Corporation from May 13, 1988 to
                     December 31, 1990. Mr. Kintigh was Executive Vice
                     President of the Corporation from December 1, 1987 to May
                     13, 1988. Prior to that time Mr. Kintigh was Senior Vice
                     President-Generation of the Corporation.


(Photo of Alton      Alton G. Marshall, 72                             1971
 G. Marshall
 Appears Here)       President of Alton G. Marshall Associates, Inc., New
                     York, NY, a real estate investment corporation. Director
                     of: EQK Partners, Atlanta, GA; and Lincoln Savings Bank,
                     FSB, Brooklyn, NY. Independent General Partner of
                     Equitable Capital Partners and Equitable Capital Partners
                     (Retirement Fund), New York, NY; Trustee of Hudson River
                     Trust, New York, NY; Governor of The Real Estate Board of
                     New York, Inc., New York, NY. From March 1984 to December
                     31, 1990, Mr. Marshall was Chairman and Chief Executive
                     Officer of Lincoln Savings Bank, FSB, Brooklyn, NY.

(Photo of Robert     Robert A. Plane, 66                               1982
 A. Plane
 Appears Here)       President of Wells College, Aurora, NY. President
                     Emeritus of Clarkson University, Potsdam, NY. Mr. Plane
                     served as Interim President of Wells College from March
                     11, 1991 to October 7, 1991. Mr. Plane was Director of
                     the New York State Agricultural Experiment Station from
                     November 1, 1986 to July 1, 1990. Mr. Plane was President
                     of Clarkson University prior to July 1, 1985.

                                  CLASS II
                    DIRECTORS WHOSE TERMS EXPIRE IN 1995


                                                                    YEAR FIRST
                                                                    ELECTED A
                     NAME AND AGE                                    DIRECTOR
                     ------------                                   ----------
(Photo of James      James A. Carrigg, 60                              1983
 A. Carrigg
 Appears Here)       Chairman, President and Chief Executive Officer of the
                     Corporation, Binghamton, NY. Director and Past President
                     of Empire State Electric Energy Research Corporation, New
                     York, NY; Trustee of Broome Community College,
                     Binghamton, NY; Director of: Security Mutual Life
                     Insurance Company of New York, Binghamton, NY; Home
                     Mutual Insurance Company, Binghamton, NY; Utilities
                     Mutual Insurance Company, New York, NY; First Empire
                     State Corporation, Buffalo, NY; New York Business
                     Development Corporation, Albany, NY; United Health
                     Services, Inc., Binghamton, NY; United MedManagement,
                     Inc., Binghamton, NY; United Health Services Hospitals,
                     Inc., Binghamton, NY; and Director's Advisory Council,
                     Endicott Trust Division of M & T Bank, Endicott, NY. Mr.
                     Carrigg has been Chairman, President and Chief Executive
                     Officer of the Corporation since January 1, 1991. He was
                     Chairman and Chief Executive Officer of the Corporation
                     from May 13, 1988 to December 31, 1990. Prior to that
                     time Mr. Carrigg was President and Chief Operating
                     Officer of the Corporation.


(Photo of Paul       Paul L. Gioia, 51                                 1991
 L. Gioia
 Appears Here)       Partner, LeBoeuf, Lamb, Greene & MacRae, Albany, NY;
                     attorneys at law. Director of Berkshire Gas Company,
                     Pittsfield, MA. Mr. Gioia was a Senior Vice President of
                     First Albany Corporation from May 1, 1987 to October 31,
                     1993. Prior to that time Mr. Gioia served as a member and
                     was Chairman of the Public Service Commission of the
                     State of New York and also served as a member of the New
                     York State Energy Research and Development Authority.


(Photo of Ben E.     Ben E. Lynch, 56                                  1987
 Lynch Appears
 Here)               President of Winchester Optical Company, Elmira, NY.
                     Chairman of Arnot-Ogden Medical Center, Elmira, NY; Past
                     President of Horseheads Board of Education, Horseheads,
                     NY. Mr. Lynch has been President of Winchester Optical
                     Company since 1965.


                                                                    YEAR FIRST
                                                                    ELECTED A
                     NAME AND AGE                                    DIRECTOR
                     ------------                                   ----------
(Photo of            Charles W. Stuart, 68                             1971
 Charles W. Stuart
 Appears Here)       Chairman and Chief Executive Officer of C. W. Stuart &
                     Co., Inc., Newark, NY; interstate trucking concern.
                     Former Chairman of the Board, C. H. Stuart, Inc., Newark,
                     NY; diversified business, manufacturer of jewelry.

                                 CLASS III
                    DIRECTORS WHOSE TERMS EXPIRE IN 1996

(Photo of            Alison P. Casarett, 63                            1979
 Alison P.
 Casarett            Special Assistant to the President, Cornell University,
 Appears Here)       Ithaca, NY. Professor of Radiation Biology, New York
                     State College of Veterinary Medicine, Cornell University.
                     Dr. Casarett was Dean of The Graduate School at Cornell
                     University from July 1, 1979 to July 31, 1993.


(Photo of            John M. Keeler, 60                                1989
 John M. Keeler
 Appears Here)       Managing Partner, Hinman, Howard & Kattell(/1/),
                     Binghamton, NY; attorneys at law. Director of Security
                     Mutual Life Insurance Company of New York, Binghamton,
                     NY; Past President of Broome County Bar Association,
                     Binghamton, NY; Past President of Broome County United
                     Way.


(Photo of            David R. Newcomb, 70                              1979
 David R. Newcomb
 Appears Here)       Former President and Chief Executive Officer, Buffalo
                     Forge Company, Buffalo, NY; manufacturer of heating,
                     ventilation, and air conditioning equipment. Director of:
                     Pratt & Lambert, Inc., Buffalo, NY; Rigidized Metals,
                     Inc., Buffalo, NY; Utica Mutual Insurance Company, Utica,
                     NY; Utica National Life Insurance Company, Utica, NY; and
                     Buffalo General Hospital, Buffalo, NY.

- --------
(1) The law firm of which Mr. Keeler is a member provided legal services to the Corporation in 1993 and is expected to provide legal services to the Corporation in 1994.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table indicates the amount and percentage of equity securities of the Corporation beneficially owned by each person known to the Corporation to be the owner of more than 5% of the Corporation's equity securities.

     NAME AND ADDRESS              COMMON STOCK    PERCENT
     OF BENEFICIAL OWNER        BENEFICIALLY OWNED OF CLASS
     -------------------        ------------------ --------
     Franklin Resources, Inc.*      4,999,100        7.1%
     777 Mariners Island Blvd.
     San Mateo, CA 94404

- --------
* Based on a Schedule 13G filed with the Securities and Exchange Commission for the period ended December 31, 1993. The shares were acquired in the ordinary course of business and not for the purpose of changing or influencing the control of the Corporation. Franklin Resources, Inc., a mutual fund investment company, has sole voting power and shared disposition power with respect to all of the shares.

  The following table indicates the number of shares of equity securities of the Corporation beneficially owned by each director and nominee, the chief executive officer and each of the next four highest compensated executive officers, and by the 23 executive officers and directors as a group and the percent of the outstanding securities so owned.

                                                       COMMON STOCK
                                                    BENEFICIALLY OWNED PERCENT
     NAME                                           FEBRUARY 14, 1993  OF CLASS
     ----                                           ------------------ --------
     James A. Carrigg..............................        9,654          **
     Alison P. Casarett............................          401          **
     Richard P. Fagan..............................        2,691          **
     Russell Fleming, Jr...........................          294          **
     Everett A. Gilmour............................        2,232          **
     Paul L. Gioia.................................        1,127          **
     John M. Keeler................................          817          **
     Allen E. Kintigh..............................          846          **
     Paul Komar....................................        3,440***       **
     Ben E. Lynch..................................          746          **
     Alton G. Marshall.............................          200          **
     David R. Newcomb..............................        2,940          **
     Robert A. Plane...............................          750          **
     Jack H. Roskoz................................        3,344          **
     Charles W. Stuart.............................          400          **
     23 executive officers and directors as a             52,979****      **
     group.........................................

- --------
   ** Less than 1/5 of 1% of the outstanding Common Stock.

  *** Mr. Komar retired effective February 1, 1994.

 **** Includes 4,176 shares held by an officer as nominee for the Employees'
      Stock Purchase Plan.

SECTION 16 COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers, and persons holding ten percent or more of the Corporation's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Such reporting persons are also required to provide the Corporation with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established by SEC regulations. Based solely on its review of the copies of the reports received by it and certain written representations from certain reporting persons, the Corporation believes that during 1993, all filing requirements were satisfied by its directors and executive officers.

EXECUTIVE COMPENSATION

  The compensation of the chief executive officer and the next four highest compensated executive officers of the Corporation for services to the Corporation for each of the last three fiscal years, is shown by the following:

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION
                                           --------------------    ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR    SALARY     BONUS  COMPENSATION (1)
- ---------------------------           ---- ---------- --------- ----------------
James A. Carrigg..................... 1993 $  413,123 $       0      $2,429
 Chairman, President and              1992    386,665         0       2,362
 Chief Executive Officer              1991    366,100   125,384       1,451
Jack H. Roskoz....................... 1993    251,000         0       2,249
 Senior Vice President                1992    241,000    21,187       2,182
                                      1991    215,000    66,950       1,271
Russell Fleming, Jr.................. 1993    215,000         0       1,747
 Senior Vice President                1992    207,000         0       1,164
                                      1991    195,000    12,764           0
Richard P. Fagan..................... 1993    191,400         0       2,249
 Senior Vice President                1992    185,000         0       2,171
                                      1991    176,000    45,967         720
Paul Komar (2)....................... 1993    176,800         0       2,969
 Senior Vice President                1992    170,000         0       2,830
                                      1991    157,500    20,704       1,871

- --------
(1) In 1993, the Corporation contributed for Messrs. Carrigg, Roskoz, Fleming, Fagan, and Komar, $2,249, $2,249, $1,747, $2,249, and $2,249, respectively, under the Tax Deferred Savings Plan. The Corporation has contributed for Messrs. Carrigg and Komar, $180 and $720, respectively, under the Employees' Stock Purchase Plan.

(2) Mr. Komar retired effective February 1, 1994.

  The following table sets forth the maximum retirement benefits payable to executive officers who retire at age 60 or later, in specified compensation and years of service classifications, pursuant to the Corporation's Retirement Benefit Plan and the Corporation's Supplemental Executive Retirement Plan as they presently exist, and assuming no optional payment form is elected. The amounts listed below reflect the deduction for Social Security benefits. There are no other offset amounts.

PENSION PLAN TABLE


 AVERAGE                                         YEARS OF SERVICE
  ANNUAL                  --------------------------------------------------------------
 SALARY*                     10       15       20       25       30       35      40**
 -------                  -------- -------- -------- -------- -------- -------- --------
 $550,000................ $246,300 $275,200 $304,100 $333,000 $361,900 $390,800 $419,700
  500,000................  222,700  248,900  275,200  301,500  327,800  354,000  380,300
  450,000................  199,000  222,700  246,300  270,000  293,600  317,200  340,900
  400,000................  175,400  196,400  217,400  238,400  259,500  280,500  301,500
  350,000................  151,700  170,100  188,500  206,900  225,300  243,700  262,100
  300,000................  128,100  143,900  159,600  175,400  191,100  206,900  222,700
  250,000................  104,500  117,600  130,700  143,900  157,000  170,100  183,300
  200,000................   80,800   91,300  101,800  112,300  122,800  133,400  143,900
  150,000................   57,200   65,000   72,900   80,800   88,700   96,600  104,500

- --------
 * Average of the highest salaries (not including amounts listed under "Bonus" and "All Other Compensation" in the Summary Compensation Table) in any five consecutive years during the last ten years of employment. The average of the highest three years of salary within the last ten years of employment for the Supplemental Executive Retirement Plan was assumed to be approximately 5% higher than each salary shown.

** Maximum years of service for Retirement Benefit Plan and Supplemental
   Executive Retirement Plan purposes.

  The Corporation's Retirement Benefit Plan provides retirement benefits for its hourly and salaried employees, including executive officers, based on the average of the highest salaries in any five consecutive years during the last ten years of employment and years of service. The Retirement Benefit Plan is non-contributory and is funded under a trust arrangement and an insurance contract. Amounts paid into the Retirement Benefit Plan are computed on an actuarial basis. The Retirement Benefit Plan provides for normal, early, or disability retirement benefits.

  The Corporation's Supplemental Executive Retirement Plan provides that all salaried employees, including executive officers, shall receive the full benefits of the Corporation's Retirement Benefit Plan without regard to any limitation imposed by the federal tax law. In addition, it provides that all officers and certain other key employees, who have at least ten years of service, who have served in those capacities for at least five years and who retire at age 60 or later, shall receive a total retirement benefit (including benefits under the Retirement Benefit Plan and Social Security), based on years of service, of up to 75% of the average of their highest three years of salary within the last ten years of employment with the Corporation.

  Mr. Fleming has an agreement with the Corporation which provides that, for the purposes of the Retirement Benefit Plan and the Supplemental Executive Retirement Plan, respectively, he will be credited with two years of service for each year actually worked at the Corporation for the first five years of employment, provided that he is employed by the Corporation for at least five years. Mr. Fleming was employed by the Corporation commencing October 1, 1990.

  Messrs. Carrigg, Roskoz, Fleming, Fagan, and Komar have 35, 31, 6, 22 and 24 credited years of service, respectively, under the Retirement Benefit Plan and Supplemental Executive Retirement Plan.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  The Corporation has entered into an agreement with Mr. Carrigg which provides for his employment as Chairman, President and Chief Executive Officer of the Corporation for a term ending on December 31, 1996, with automatic one-year extensions unless either Mr. Carrigg or the Corporation gives notice that the agreement is not to be extended. The agreement was unanimously approved by the Board of Directors and provides for a base salary, currently $425,000, subject to increase by the Board of Directors, and for Mr. Carrigg's continued eligibility for participation in the Corporation's other compensation and benefit plans. The agreement also provides that in the event of the termination of Mr. Carrigg's employment by the Corporation without cause (as defined in the agreement) prior to a change in control (as defined in the agreement) of the Corporation, Mr. Carrigg will receive a lump sum amount equal to the present value of the aggregate base salary otherwise payable to Mr. Carrigg through the end of the term of the agreement. However, if within two years following a change in control, or, if longer, within the two-year period following consummation of a merger or consolidation, Mr. Carrigg's employment is terminated either by the Corporation without cause or by Mr. Carrigg for good reason, Mr. Carrigg will instead receive a lump-sum payment equal to two times the sum of (i) his then-annual base salary and (ii) the higher of the award he received pursuant to the Corporation's Annual Executive Incentive Compensation Plan (AEICP) in the fiscal year preceding the date of termination or the average amount so paid in the three fiscal years preceding the year in which the change in control occurs. In the event of such termination, Mr. Carrigg will also be entitled to continuation of his life, disability, accident and health insurance benefits for a period of twenty-four months and shall receive an amount equal to all earned but unpaid awards under the AEICP and a pro rata portion of any award under the AEICP with respect to the year in which the termination occurs, calculated by assuming that the threshold performance goals for such year have been met and using adjusted variable performance goals; provided, however, that there shall be no duplication of payments made pursuant to the agreement and the AEICP. Also, in the event of such termination, Mr. Carrigg will be given an additional two years of age and service credit under the Supplemental Executive Retirement Plan. Termination of employment by Mr. Carrigg for good reason means Mr. Carrigg's termination of his own employment following, among other things, a reduction in his compensation or benefits, a diminution of his duties or responsibilities or the assignment to him of duties inconsistent with his position. In the event Mr. Carrigg's employment is terminated for cause, Mr. Carrigg is entitled to receive only amounts earned through the date of termination. The agreement also provides for payments in the event of the termination of Mr. Carrigg's employment due to disability.

  The Corporation has entered into severance agreements with Messrs. Roskoz, Fleming and Fagan in order to provide for certain payments if within two years following a change in control or, if longer, within the two-year period following consummation of a merger or consolidation, the individual's employment is terminated either by the Corporation without cause or by the individual for good reason. The severance agreements have terms ending on December 31, 1996, with automatic one-year extensions unless either the individual or the Corporation gives notice that the agreement is not to be extended. The agreements were unanimously approved by the Board of Directors. The benefits consist of a lump-sum severance payment equal to one and one-half times the sum of (i) the individual's then-annual base salary, and (ii) the higher of the award the individual received pursuant to the AEICP in the fiscal year preceding the date of termination or the average amount so paid in the three fiscal years preceding the year in which the change in control occurs. In the event of such termination, the individual will be entitled to continuation of his life, disability, accident and health insurance benefits for a period of eighteen months and shall also receive an amount equal to all earned but unpaid awards under the AEICP and a pro rata portion of any award under the AEICP with respect to the year in which the termination occurs, calculated by assuming that the threshold performance goals for such year have been met and using adjusted variable performance goals; provided, however, that there shall be no duplication of payments made pursuant to the agreement and the AEICP.

Also, in the event of such termination, the individual will receive outplacement counseling and shall be given an additional one and one-half years of age and service credit under the Supplemental Executive Retirement Plan.

  The Corporation has also entered into severance agreements with eight other executive officers of the Corporation which provide the same benefits as the severance agreements described in the immediately preceding paragraph except that the lump-sum severance payment described therein shall be calculated by using a multiple of one, the insurance benefits shall continue for a period of twelve months and the age and service credit under the Supplemental Executive Retirement Plan shall be one year.

  In the event of a change in control (as defined in the AEICP), the Corporation will pay participants in the AEICP, including executive officers, an amount which includes all earned but unpaid awards, and a pro rata portion of any award with respect to the year in which the change in control occurs, calculated by assuming that the threshold performance goals for such year have been met and using adjusted variable performance goals.

  In the event of a change in control (as defined in the Performance Share
Plan), the Corporation will pay participants in the Performance Share Plan, including executive officers, an amount which includes all earned but unpaid awards and an award with respect to the year in which the change in control occurs, based on the Corporation's achieving certain performance measures involving the market-to-book ratio of the Corporation's Common Stock and one-year average total stockholder return of the Corporation as compared to the top 100 utilities by revenue.

  After a change in control (as defined in the Supplemental Executive Retirement Plan), all officers and certain other key employees, who have at least ten years of service, who have served in those capacities for at least five years, and whose employment is terminated at age 55 or later, other than for cause (as defined in the Supplemental Executive Retirement Plan), shall receive a total retirement benefit (including benefits under the Retirement Benefit Plan and Social Security), based on years of service, of up to 75% of the average of their highest three years of salary during the last ten years of employment with the Corporation. However, in the case of termination prior to age 60, such total retirement benefit will be determined by applying the same reduction in benefits as is applied to benefits upon retirement prior to age 60 under the Retirement Benefit Plan.

DIRECTORS' COMPENSATION

  Directors of the Corporation, other than officers, receive an annual retainer of $18,000, plus $700 for each directors' meeting attended. Members of the Executive Committee, other than officers, receive compensation of $1,500 annually. Members of committees, including the Executive Committee, other than officers, receive $600 for each committee meeting attended, except that if the committee meeting is held on the same day and at the same location as a directors' meeting, the fee is $500. If a directors' meeting or committee meeting is held by means of a conference telephone, the fee is $250. The Chairperson of each standing committee receives additional compensation of $1,000 for serving as Chairperson of such committee. Under the terms of the Corporation's Deferred Compensation Plan for Directors, directors can elect to defer a portion or all of their compensation. Such deferred compensation, together with interest thereon, is payable in a lump sum or over a period of years following retirement as a director.

  The Corporation has a Retirement Plan for Directors pursuant to which directors of the Corporation qualify for annual retirement benefits. A director who serves on the Board of Directors for a minimum of five years qualifies for annual retirement benefits equal to 50% of the highest annual retainer in effect for that director during the period of the director's service on the Board of Directors. A director with ten years or more of service on the Board of Directors qualifies for annual retirement benefits equal to 100% of the highest annual retainer in effect for that director during the period of the director's service on the Board of Directors, while a director with between five and ten years of service qualifies for pro rated amounts. Under the Plan, retirement benefit payments generally commence upon the later of the director's attaining age 65 or retirement from the Board of Directors. The Plan provides for the payment of annual retirement benefits to continue for a period equal to the greater of the director's life or ten years. Directors elected prior to the effective date of the Plan will have their prior service as directors included in establishing their eligibility and the amount of their retirement benefits. A director who is also an officer of the Corporation would qualify for retirement benefits only if the director serves as a director after the director ceases to be an officer or served as a director before election as an officer. In either case, the director's service as a director while also an officer will be included in establishing the amount of the director's retirement benefits.

COMMITTEES

  The Corporation's Board of Directors has an Audit Committee, a Nominating Committee, and an Executive Compensation and Succession Committee.

  The Audit Committee, which consists of Robert A. Plane, Chairman, Paul L. Gioia, John M. Keeler, and Ben E. Lynch, had four meetings in 1993. Alison P. Casarett has been designated as an alternate member of the Audit Committee and serves in the absence of any regular member. The Audit Committee recommends the appointment of the independent accountants and reviews with them the audit plan and results of the audit. It also meets with the independent accountants, internal auditor, and management to discuss the adequacy of the Corporation's system of internal controls and financial reporting, and meets with the internal auditor to discuss the results of completed internal audits.

  The Corporation established a Nominating Committee on January 10, 1994, which consists of Alton G. Marshall, Chairman, Alison P. Casarett, Everett A. Gilmour, Ben E. Lynch, and David R. Newcomb. The Nominating Committee is responsible for recommending candidates to fill vacancies on the Board of Directors. The Committee makes recommendations to the Board of Directors regarding criteria for nomination as a candidate to the Board of Directors. Stockholders wishing to recommend candidates for consideration by the Nominating Committee should submit to the Secretary of the Corporation the name, a statement of qualifications and the written consent of the candidate. Recommendations will be brought to the attention of the Nominating Committee.

  The Executive Compensation and Succession Committee, which consists of Everett A. Gilmour, Chairman, Alison P. Casarett, Ben E. Lynch, Alton G. Marshall, and David R. Newcomb, had five meetings in 1993. That Committee, among other things, recommends compensation for officers, awards under the Annual Executive Incentive Compensation Plan, and candidates for election as officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Wells P. Allen, Jr., who served on the Executive Compensation and Succession Committee until his retirement from the Board of Directors on May 14, 1993, was Chairman and Chief Executive Officer of the Corporation prior to May 13, 1988.

REPORT OF EXECUTIVE COMPENSATION AND SUCCESSION COMMITTEE ON EXECUTIVE COMPENSATION

  The Executive Compensation and Succession Committee reviews the compensation levels of members of management, evaluates the performance of management, and considers management succession and related matters. In addition, the Committee administers the Corporation's incentive plans, which include an annual incentive plan and a long-term performance plan.

  The compensation policy of the Committee is that executive compensation, including compensation of the Chief Executive Officer, should consist of base salary and incentive compensation.

  In determining base salaries for 1993 for executive officers, including the Chief Executive Officer, the Committee considered the fact that the Corporation's generating system was ranked first in New York State and third in the country for operating performance by Electric Light and Power Magazine; the Corporation was successful in renegotiating uneconomical contracts with non-utility generators; and the Corporation was successful in earning incentives under its Demand Side Management Programs. The Committee's decisions were also influenced by the fact that although the common stock prices of most of the companies in the Standard & Poor's Utilities Index increased in 1992 because of declining interest rates, the Corporation's Common Stock outperformed that index in terms of cumulative total stockholder return and that the Corporation's securities ratings were upgraded in 1992 by Fitch Investors Services, Inc. and Moody's Investors Service. With respect to Mr. Carrigg's base salary for 1993, the Committee was also influenced by Mr. Carrigg's strong record in the areas of customer service, relations with regulatory agencies (the Corporation reached a three-year rate settlement agreement with the Staff of the Public Service Commission of the State of New York), and work simplification program. The Committee also took particular note of Mr. Carrigg's dedication in leading the Corporation to strong financial and operating results, and in positioning the Corporation to successfully meet the challenges posed by competition in the utility industry.

  The above factors were considered subjectively, together with the policy of the Committee that, in general, executive officers of the Corporation should be compensated at competitive levels to attract, motivate and retain talented executives. To that end, the Committee also reviewed compensation data from a group of sixteen comparably-sized utility companies nationwide, six other New York State combination electric and gas utilities, and several comparably-sized general industry companies located in or near the Corporation's service area in order to assist it in its decision-making. Some of these utility companies and comparably-sized general industry companies are included in the comparison indices in the Stock Performance Graph. Taking into consideration all of these factors, the Committee targeted base salary at approximately the median level for the comparably-sized utility company group, subject to adjustment depending on the individual's performance. The 1993 base salaries for the named executive officers, including Mr. Carrigg, were approximately at such median level.

  In order to further ensure the achievement of a link between corporate performance and executive compensation, the Corporation has an Annual Executive Incentive Compensation Plan (AEICP) pursuant to which executive and other officers of the Corporation qualify for cash incentive awards if goals which will create benefits for stockholders and customers of the Corporation are achieved during the year. Performance goals are established each year on a corporate level. An incentive award will be made under the AEICP if certain threshold earnings per share and customer service performance goals are met. The threshold earnings per share performance goal was not met for 1993 and thus no awards were made under the AEICP. The amount of the incentive award, if any, is based on a percentage, starting at 7.5% of a participant's salary grade midpoint. For 1993, the amount of the incentive award could have increased by amounts ranging from 0.75% to 1.5% of a participant's salary grade midpoint for every one cent ($.01) per share over the threshold earnings per share performance goal and by amounts ranging from 1.5% to 3.0% of a participant's salary grade midpoint for each cost management or business development variable performance goal that was met or exceeded. Individual incentive awards, if any, are approved by the Board of Directors after review and recommendation by the Committee.

  While attaining established corporate goals is an important component of earning incentive awards, the Committee believes that compensation should also be based upon the Corporation's performance as compared to the performance of a group of companies in the same industry. Thus, the Corporation has a Performance Share Plan (Plan) pursuant to which executive and other officers of the Corporation qualify for cash incentive awards if certain long-term performance measures of the Corporation involving the Corporation's rank within the top 100 utilities by revenue are achieved. There have been no cash payments made under the Plan since its inception on January 1, 1991. Under the Plan, certain amounts of Performance Shares are granted to participants depending upon their position. Performance Shares granted earn dividend equivalents in the form of additional Performance Shares. If the average of the Corporation's rankings with respect to market-to-book ratio of the Corporation's Common Stock and with respect to the three-year average total shareholder return of the Corporation, in both cases, compared to the top 100 utilities by revenue, meets or exceeds a certain level, cash payments representing the value of a portion of the Performance Shares granted will be made to participants. The Plan provides that achievement of: an average ranking of 50th to 41st will result in a cash payment representing 10% of the Performance Shares granted; an average ranking of 40th to 31st will result in a cash payment representing an additional 20% of the Performance Shares granted; an average ranking of 30th to 21st will result in a cash payment representing an additional 30% of the Performance Shares granted; and an average ranking of at least 20th will result in a cash payment representing the remaining 40% of the Performance Shares granted. The value of the Performance Shares will be measured by reference to the value of the Corporation's Common Stock at the time of payment.

                              Executive Compensation and Succession
                              Committee*

                              Everett A. Gilmour, Chairman   Alton G. Marshall
                              Alison P. Casarett             David R. Newcomb
                              Ben E. Lynch
- --------
* Mr. Wells P. Allen retired from the Executive Compensation and Succession Committee of the Board of Directors on May 14, 1993.

STOCK PERFORMANCE GRAPH

  The yearly change in the cumulative total stockholder return on the Corporation's Common Stock during the five years ending December 31, 1993, compared with the cumulative total return on the Standard & Poor's Utilities Index and Standard & Poor's 500 Index, assuming $100 was invested on December 31, 1988, and assuming reinvestment of dividends, is shown by the following:

                   NEW YORK STATE ELECTRIC & GAS CORPORATION

 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN NEW YORK STATE ELECTRIC & GAS
                    CORPORATION, S&P UTILITIES, AND S&P 500




                           12/31/88 12/31/89 12/31/90 12/31/91 12/31/92 12/31/93
                           -------- -------- -------- -------- -------- --------
New York State Electric &
 Gas Corporation.........  $100.00  $137.77  $134.86  $163.15  $196.79  $198.52
Standard & Poor's Utili-
 ties....................  $100.00  $147.22  $143.45  $164.42  $177.73  $203.39
Standard & Poor's 500....  $100.00  $131.69  $127.60  $166.47  $179.15  $197.21

INDEPENDENT ACCOUNTANTS

  The Corporation has appointed Coopers & Lybrand, a firm of independent certified public accountants, as auditors for the year 1994. Representatives of Coopers & Lybrand are expected to be present at the meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to answer questions that may be asked by stockholders. From time to time Coopers & Lybrand performs certain management advisory services for the Corporation.

DEADLINE FOR STOCKHOLDER PROPOSALS

  The date by which proposals of stockholders intended to be presented at the 1995 Annual Meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting is December 1, 1994. Such proposals should be sent to the Secretary of the Corporation at P.O. Box 3200, Ithaca, NY 14852-3200.

OTHER MATTERS

  The Board of Directors does not know of any other matters of business to be presented for action at the meeting. However, the enclosed form of proxy will confer discretionary authority for the transacting of any such other and further business if properly brought before the meeting or any adjournment thereof. If any such business is so brought before the meeting, the persons named in the enclosed form of proxy, or their substitutes, will vote according to their discretion.

  The proxy is revocable by you at any time before the exercise thereof, and the giving of such proxy will not affect your right to vote in person, should you later find it convenient to attend the meeting.

  The Corporation adopted By-Law No. 8 in 1993 to provide that any stockholder who at an Annual Meeting wishes to nominate a person for election to the Board of Directors must give at least 60 days and not more than 90 days advance written notice and that such notice must meet certain other requirements as set forth in By-Law No. 8. By-Law No. 8 is attached as Exhibit A to this Proxy Statement.

  The Corporation's By-Law No. 12 was amended in 1994 to provide that the 70 year age limitation does not apply in connection with the election of directors at the 1994 Annual Meeting of Stockholders. The third paragraph of By-Law No. 12 was amended to read as follows: "No director who shall have attained the age of 70 shall stand for re-election as a director; provided, however, that such age limitation shall not apply in connection with the election of directors at the 1994 annual meeting of stockholders."

  State law requires the Corporation to inform stockholders of the initiation or renewal of insurance indemnifying itself and its officers and directors. The Corporation's Pension Trust Liability Insurance, which is carried with Federal Insurance Company, covering the Corporation and its directors and those officers considered fiduciaries under the Employee Retirement Income Security Act of 1974, has been renewed for one year beginning October 1, 1993 at a premium of $58,190.

COST OF SOLICITATION

  The accompanying proxy is solicited on behalf of the Board of Directors. The cost of this solicitation, including reimbursement of charges of brokerage houses and others for their expenses in forwarding proxy materials to beneficial owners of stock, will be paid by the Corporation. In addition, directors, officers, and employees of the Corporation may solicit proxies by telephone, telegram or in person, without additional compensation.

                                      By Order of the Board of Directors,

                                      Daniel W. Farley,
                                      Vice President and Secretary

Dated: March 31, 1994

                                   EXHIBIT A

                 NEW YORK STATE ELECTRIC & GAS CORPORATION
                                BY-LAW NO. 8

8. Except as may be otherwise provided in the Certificate of Incorporation, as amended, with respect to the right of holders of serial preferred stock or preference stock of the Corporation to elect a specified number of directors in certain circumstances, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this By-Law and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this By-Law.

  In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

  To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

  To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to
Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder,
(iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

  No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this By-Law. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

        NEW YORK STATE ELECTRIC & GAS CORPORATION
                PO Box 3200, Ithaca, NY 14852-3200
       This Proxy is Solicited on Behalf of the Board of Directors.
   The undersigned appoints J. A. Carrigg, R. P. Fagan, and D. W. Farley, or P any one or more of them, with power of substitution, proxies of the undersigned, to vote, as specified below, and in their discretion with R respect to any other business properly brought before the meeting, all shares of stock of New York State Electric & Gas Corporation which the
O undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation to be held on May 13, 1994, and at any adjournment
X  thereof.

Y  ELECTION OF DIRECTORS    [_] FOR all nominees listed   [_] WITHHOLD AUTHORITY
                                below (except as written      to vote for all
                                to the contrary on the        nominees
                                line provided below)
                                E. A. Gilmour, A. E.
                                Kintigh, A. G. Marshall,
                                R. A.  Plane

       Instruction: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.

                 -------------------------------------------------------------
   The shares represented by this Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR all the nominees.

                                    Dated                           , 1994
                                         ---------------------------

                                    --------------------------------------

                                    --------------------------------------
                                                (Signature/s)

                                    (Joint owners each must sign. When signing as attorney, trustee, administrator, executor or guardian, please give your full title as such.)

                            GRAPHICS APPENDIX LIST
                            ----------------------

EDGAR Version                    Typeset Version
- -------------                    ---------------

2, 3, 4, 5         Photos of the directors and nominees for directors
                   appear to the left of each respective name on pages
                   2, 3, 4 and 5

   14 A Performance Graph showing a Comparison of Five-Year Cumulative Total Return for New York State Electric
                   & Gas Corporation, S&P Utilities, and S&P 500